Exhibit 99.1

Mount Tam and Banner Midstream Sign Merger Agreement

BURLINGTON, VT (Sept 27, 2019) – Mount Tam Biotechnologies, Inc. (OTC:MNTM) ("Mount Tam"), announced that it has signed a Merger Agreement with Banner Midstream Corp. ("Banner Midstream”). The Merger Agreement was signed on September 24, 2019.  The merger is expected to close by the middle of Q4 2019 pending various approvals and the meeting of certain closing conditions by both parties.  At closing, Banner Midstream’s stockholders will own a majority controlling interest in the public entity.

As part of the transaction, Mount Tam and its secured debt holders have agreed that the holders will take possession of the biotechnology assets and other Mount Tam obligations in lieu of the amounts due in the secured debt instruments.

Richard Marshak, Chief Executive Officer and Director of Mount Tam said, "We view this merger as an important and positive step for stockholders of Mount Tam, providing them a stake in an established company with proven leadership, solid revenues and an excellent strategic vision for growth.  We look forward to working with Banner Midstream to meet all the closing conditions and finalize the merger.”

"We are excited for our company’s stockholders, management, employees, and contractors to have the opportunity to operate within a public company structure," said Jay Puchir, Banner Midstream’s President and Principal Financial Officer. "Banner Midstream plans to continue its growth through acquisition and intends to uplist to a national exchange when the company is eligible."

About Banner Midstream Corp:

Based in Frisco, TX, Banner Midstream Corp. (“Banner Midstream”) is a fully integrated oil field services company. The Company was formed in 2018 as a reaction to explosive customer demand for oilfield services and transportation in Texas and surrounding states of Louisiana, Oklahoma and New Mexico (the “Territory”). Its focus is on commercializing its services and becoming the main source of transportation services and equipment rental to major customers in the Permian Basin, Barnett Shale, Eagle Ford Shale, Haynesville-Bossier Shale, and the Marcellus Shale.  Banner Midstream believes that its services make it unique and could potentially lead to a

Exhibit 99.1

larger portion of the market share of existing and future operations in the oilfield services sector of the Texas region and nearby areas. Its strategy centers on taking advantage of a market made up of many sole proprietorship or small private companies with minimal access to capital.

As of its December 31, 2018 fiscal year-end, Banner Midstream has two wholly-owned subsidiaries as its main operating segments: Pinnacle Frac Transport LLC (“Pinnacle Frac”), and Capstone Equipment Leasing LLC (“Capstone”).  Pinnacle Frac commenced operations in May 2018 and is engaged in the business of providing transportation of frac sand and logistics services to major hydraulic fracturing and drilling operators in the domestic United States.  Capstone commenced operations in October 2018 and is engaged in the business of procuring and financing equipment to various oilfield transportation services contractors.

For more information, please visit https://www.bannermidstream.com.

About Mount Tam Biotechnologies, Inc.:
Mount Tam Biotechnologies was established to develop, optimize and bring to market novel pharmaceutical products to improve the health and well-being of patients suffering from a range of serious disease states where there is significant unmet need. Its most advanced compound is being developed to treat systemic lupus erythematosus (SLE).

Mount Tam has partnered with the world-renowned Buck Institute for Research on Aging through a worldwide exclusive licensing and collaboration agreement. The assets are highly target-specific polyketides--a class of compounds with a successful track record with the FDA drug approval process. The assets are supported by an impressive intellectual property portfolio consisting of worldwide patents and patent applications including composition of matter, manufacturing and therapeutic area applications.

Mount Tam is advancing its lead asset, TAM-01, toward an Investigational New Drug (IND) application with the FDA and has already completed non-GLP pre-clinical development. The lead indication for TAM-01 is expected to be the treatment of SLE. Mount Tam is also advancing follow-on compounds through the discovery process and is looking at a broad range of disease areas where novel mTOR inhibitors have been shown to have the potential to address unmet need.

For more information, please visit www.mounttambiotech.com.

Exhibit 99.1

Forward-Looking Statements:

This release contains forward-looking statements, including, without limitation, statements concerning our business, possible or assumed future results of operations, potential business combinations, and the results from such business combinations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Further, it is possible that the transaction with Banner Midstream does not materialize and the merger is not consummated, as it is subject to various closing conditions and approvals, including regulatory approval.  Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We expressly disclaim any obligation or intention to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information please contact:

MOUNT TAM BIOTECHNOLOGIES, INC.:

Jim Stapleton
(425) 214-4079
jim@mounttambiotech.com

BANNER MIDSTREAM CORP:
Richard Horgan
(800) 203-5610
rhorgan@bannermidstream.com